Exhibit 10.35

“CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TECTONIC THERAPEUTIC, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT TECTONIC THERAPEUTIC, INC. TREATS AS PRIVATE OR CONFIDENTIAL.”

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of this 10th day of February, 2022 (the “Effective Date”), by and between Tectonic Therapeutic, Inc., a corporation existing under the laws of the State of Delaware, having a place of business at 490 Arsenal Way, Suite 210, Watertown, MA 02472 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).

WHEREAS, the technology claimed in the Patent Rights, the Harvard Technology Transfer Materials and the Discovery Materials (each as defined below) was developed in research conducted by Harvard researcher Dr. Andrew Kruse, together with another researcher at Harvard;

WHEREAS, the research was sponsored in part by the Federal Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, Licensee wishes to obtain a license under the Patent Rights, the Harvard Technology Transfer Materials and the Discovery Materials (each defined below);

WHEREAS, Harvard desires to have products based on the inventions described in the Patent Rights, Patent Rights, the Harvard Technology Transfer Materials and the Discovery Materials developed and commercialized to benefit the public;

WHEREAS, such products may be applicable to the improvement of the health of individuals throughout the world; and

WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop, obtain regulatory approval for and commercialize such products, and thereafter make them available in both Developed Countries and Developing Countries, each as defined below;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity Controlling, Controlled by or under common Control with, such person, organization or entity. “Control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, Control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2 “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.3 “Change of Control” means a transaction or series of transactions resulting in (a) a merger, share exchange or other reorganization of Licensee, (b) the sale by one or more holders of a majority of the voting power of Licensee to one or more entities that was not a direct or indirect owner of Licensee prior to the transaction, (c) a sale of all or substantially all of the assets of Licensee or that portion of Licensee’s business to which the license granted under this Agreement relates, in which for each of (a), (b) and (c) the stockholders of Licensee prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be; provided however, that a transaction in which working capital is raised through the non-public issuance of preferred equity in Licensee to third party investors shall not constitute a “Change of Control”.

1.4 “Commercially Reasonable Efforts” means the diligent efforts and resources, consistent with the normal business practices of [***], used for the development and commercialization of products owned by it or to which it has exclusive rights, which products are at a similar stage in their development or product life to the Licensed Product or Know-How Enabled Product and are of similar market potential, taking into account [***] and other relevant factors.

1.5 “Developed Country” means any country other than a Developing Country.

1.6 “Developing Country” means any “low-income economies” or “lower-middle- income economies,” as defined by the World Bank “Country and Lending Groups” classification.

1.7 “Development Milestones” means the development and commercialization milestones set forth in Exhibit A hereto.

1.8 “Development Plan” means the plan for the development and commercialization of Royalty-Bearing Products attached hereto as Exhibit B, as such plan may be adjusted from time to time pursuant to Section 3.2.

1.9 “Discovery Materials” means [***].

1.10 “Discovered Product” means any product (whether developed or commercialized by Licensee, its Subsidiaries or Discovered Product Licensees) that: [***].

1.11 “Discovered Product License” means (a) any right granted, license given or agreement entered into by Licensee, its Subsidiaries or Discovered Product Licensees to or with any other person or entity, under or with respect to or permitting any use or exploitation of any Discovered Product; (b) any option or other right granted by Licensee, its Subsidiaries or Discovered Product Licensees or to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee, its Subsidiaries or Discovered Product Licensees toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a license or sublicense and in each case that is not a “Sublicense” or “Strategic Partnership” as otherwise defined herein.

1.12 “Discovered Product Licensee” means any person or entity granted a Discovered Product License.

1.13 “Distributor” means a Third Party whom Licensee, its Subsidiaries or a Sublicensee or Discovered Product Licensee engages to offer for sale, sell and/or import Royalty- Bearing Products purchased from Licensee, such Subsidiary, such Sublicensee or such Discovered Product Licensee, as applicable, for resale by such Third Party under the label of Licensee, such Subsidiary, such Sublicensee or such Discovered Product Licensee, as applicable (provided, however, that such resale outside of the United States and European Union may be under the label of such third party if a local entity is required to obtain a label in such country); provided that the term “Distributor” shall not include any person or entity who pays Licensee, its Subsidiary, a Sublicensee or Discovered Product Licensee any consideration (in any form) with respect to such engagement other than the consideration paid for the purchase of such Royalty-Bearing Products, such person or entity being deemed a Sublicensee or Discovered Product License hereunder.

1.14 “EMA” means the European Medicines Agency.

1.15 “FDA” means the United States Food and Drug Administration.

1.16 “Field” means discovery, development and commercialization of therapeutic products.

1.17 “First Commercial Sale” means the date of the first sale by Licensee, its Subsidiary or a Sublicensee of a Royalty-Bearing Product to a Third Party for end use or consumption of such Royalty-Bearing Product following receipt of any required Marketing Authorization in the country (including pricing or reimbursement approval) in which such Royalty-Bearing Product is sold, excluding, however, any sale or other distribution for use in a clinical study.

1.18 “First Payment Due Date” means July 7, 2022.

1.19 “Harvard Technology Transfer Materials” means the Know-How, including, without limitation, the protocols, materials, data and other information listed in Exhibit C, and described in Harvard Case No. [***], and any progeny, derivatives and modifications of such material made by or on behalf of Licensee, its Subsidiaries, Sublicensees or Strategic Partners.

1.20 “IND” means an FDA new drug application, biologics license application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in any country in conformance with the requirements of such Regulatory Authority.

1.21 “Infringed Patent” means an issued and unexpired patent or patent application owned and controlled by a Third Party: (a) that has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference and (b) one or more claims of which would be infringed by Licensee’s making, using, selling, offering for sale or importing of a Licensed Product or Know-How Enabled Product; provided, however, with regard to a pending claim, such claim has not been pending longer than [***] from the date of issuance of the first substantive patent office action considering patentability of such claim by the relevant patent office in the country or territory in which such claim is pending.

1.22 “Initiation” means the first dosing of the first subject in the applicable clinical study.

1.23 “Know-How” means any and all technical information, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, data, manufacturing data, formulation or production technology, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, documentation, and other knowledge, information, skills and materials, in each case owned and controlled by Harvard and pertaining to the Patent Rights and provided to Licensee by Harvard in connection with this Agreement, which are necessary or useful in the manufacture, sale or use of the Licensed Products and Know-How Enabled Products and any modifications, variations, derivative works, and improvements of or relating to any of the foregoing.

1.24 “Know-How Enabled Product License” means (a) any right granted, license given or agreement entered into by Licensee, its Subsidiaries, any Sublicensees, Strategic Partners or Know-How Enabled Product Licensees with any other person or entity, under or with respect to or permitting any use or exploitation of any Know-How Enabled Product; (b) any option or other right granted by Licensee, its Subsidiaries, any Sublicensees, Strategic Partners or Know- How Enabled Product Licensees to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee, its Subsidiaries, any Sublicensees, Strategic Partners or Know-How Enabled Product Licensees toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a license or a sublicense, and in each case that is not a “Sublicense” or “Strategic Partnership” as otherwise defined herein.

1.25 “Know-How Enabled Product Licensee” means any person or entity granted a Know-How Enabled Product License.

1.26 “Know-How Enabled Product” means any product (whether developed or commercialized by Licensee, its Subsidiaries, its Sublicensees, Strategic Partners or Know-How Enabled Product Licensees) incorporating [***]. A Know-How Enabled Product also includes [***].

1.27 “Licensed Product” means, with respect to a given product, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed (directly, indirectly by contributory infringement or inducement to infringe) by the making, using, selling, offering for sale, importation or other exploitation of such product.

1.28 “Licensed Product Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing on the Effective Date and ending on the earlier of: (a) the expiration of the last Valid Claim within the Patent Rights covering such Licensed Product in such country or (b) termination of this Agreement.

1.29 “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Royalty-Bearing Product in a country.

1.30 “NDA” means a New Drug Application filed with the FDA or an equivalent application to any Regulatory Authority (including a Biologics License Application, or BLA, or its foreign equivalent) requesting Marketing Authorization for a new product.

1.31 “Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee, its Subsidiaries, Sublicensees, Know-How Enabled Product Licensees and Discovered Product Licensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Royalty- Bearing Products to third parties (including Distributors), less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Royalty-Bearing Products; (c) customer freight charges that are paid by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Royalty-Bearing Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:

1.31.1 in any transfers of Royalty-Bearing Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales will be equal to the fair market value of the Royalty-Bearing Products so transferred, assuming an arm’s length transaction made in the ordinary course of business;

1.31.2 in the event that an Invoicing Entity receives non-cash consideration for any Royalty-Bearing Products or in the case of transactions not at arm’s length with a non-Affiliate of an Invoicing Entity, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business;

1.31.3 Sales of Royalty-Bearing Products by an Invoicing Entity to its Subsidiary or a Sublicensee for resale by such Subsidiary or Sublicensee will not be deemed Net Sales. Instead, Net Sales will be determined based on the gross amount billed or invoiced by such Subsidiary or Sublicensee upon resale of such Royalty-Bearing Products to a Third Party purchaser;

1.31.4 any transfer of Royalty-Bearing Products for compassionate use, clinical trials, or as samples or demos will not be included in the calculation of Net Sales provided such Royalty-Bearing Products are provided at or below cost.

1.31.5 Sales of Know-How Enabled Products and Discovered Products by or on behalf of, or under a license granted from, any entity that previously practiced the Patent Rights or used the Harvard Technology Transfer Materials to develop such Know-How Enabled Products or that used the Discovery Materials to develop such Discovered Products under a Strategic Partnership, Sublicense, Know-How Enabled Product License or Discovered Product License (as applicable), shall be included in the calculation of Net Sales of Know-How Enabled Products or Discovered Products (as applicable) subject to royalties under this Agreement.

1.32 “Non-Covered Royalty Term” means the period commencing on the Effective Date and ending on the earlier of: (a) [***] after the First Commercial Sale of the first Know-How Enabled Product and (b) [***] after the First Commercial Sale of the first Licensed Product. For sake of clarity, the remainder of the royalty term for Licensed Products that cease to be covered by a Valid Claim of the Patent Rights shall be the Non-Covered Royalty Term.

1.33 “Non-Royalty Income” means any payments or other consideration that Licensee or any of its Subsidiaries receives in connection with a Sublicense, Strategic Partnership or Know-How Enabled Product License, including without limitation license fees, milestone payments, bonus payments, license maintenance fees, and other payments, other than (a) Profit Sharing Payments, [***], and provided that with respect to sales of Licensed Products and Know-How Enabled Products on which such profit share is based, running royalties are paid to Harvard to the extent and for the period required by the terms of this Agreement, (b) running royalties from the sale or transfer of Licensed Products and Know-How Enabled Products, (c) amounts received as reimbursement for documented direct costs incurred by Licensee or its Subsidiaries after the effective date of the Sublicense, Strategic Partnership or Know-How Enabled Product License for research and development of Licensed Products and/or Know-How Enabled Products that are the subject of such Sublicense, Strategic Partnership or Know-How Enabled Product Sublicense, [***] under the terms of the applicable Sublicense, Strategic Partnership or Know-How Enabled Product License agreement, (d) amounts received as reimbursement for payments made to Harvard pursuant to Section 6.2 (Patent Expenses) of this Agreement, [***] under the terms of the applicable Sublicense or Strategic Partnership agreement; and (e) consideration for the issuance of equity interests in Licensee to the extent the amount paid for such equity does not exceed its fair market value. If Licensee or its Subsidiary receives non-cash consideration other than equity in connection with a Sublicense, Strategic Partnership, or Know-How Enabled Product License or in the case of transactions not at arm’s length, Non-Royalty Income will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business. For clarity, any payments or other consideration that Licensee or any of its Subsidiaries receives in connection with a transaction that constitutes a Change of Control of Licensee shall not be included within Non-Royalty Income. For additional clarity, Non-Royalty Income does not include payments received in connection with a Discovered Product License.

1.34 “Patent Rights” means, in each case to the extent owned and controlled by Harvard: (a) the patents and patent applications listed in Exhibit D (including the PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of or based on any patents and patent applications identified in any of (a) through (e).

1.35 “Phase 1 Clinical Study” means a clinical study in any country involving the initial introduction of an investigational new drug into humans, typically designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the United States, “Phase 1 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a).

1.36 “Phase 2 Clinical Study” means a human clinical study in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the drug. In the United States, “Phase 2 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.37 “Phase 3 Clinical Study” means a human clinical study in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. In the United States, “Phase 3 Clinical Study means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (c).

1.38 “Profit Sharing Payment” means, with respect to a Sublicense or Strategic Partnership, a provision of such Sublicense or Strategic Partnership pursuant to which Licensee receives a percentage of net profits with respect to the sales of a Licensed Product or Know-How Enabled Product in one or more jurisdiction(s), in lieu of or in addition to receiving earned royalties from the Sublicensee on net sales of such Licensed Product or Know-How Enabled Product in such jurisdiction(s).

1.39 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Royalty-Bearing Product, including, in the United States, the FDA.

1.40 “Royalty-Bearing Products” means Licensed Products, Know-How Enabled Products and Discovered Products.

1.41 “Strategic Partner” means any third party that has entered into a Strategic Partnership with Licensee or its Subsidiary.

1.42 “Strategic Partnership” means any agreement between Licensee or any of its Subsidiaries and a third party, under which such third party agrees to compensate Licensee or its Subsidiaries in exchange for Licensee’s or its Subsidiaries’ practice of the rights that are licensed to Licensee pursuant to Section 2.1 of this Agreement on behalf of or in collaboration with such third party, including without limitation, for commercialization and development activities with respect to Licensed Products, Know-How Enabled Products and/or Discovered Products, as applicable. For clarity, any transaction that constitutes a Change of Control of Licensee shall not constitute a Strategic Partnership.

1.43 “Sublicense” means: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use or exploitation of any of the Patent Rights and/or the Harvard Technology Transfer Materials permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products or Know-How Enabled Products; (b) any option or other right granted by Licensee to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.44 “Sublicensee” means any person or entity granted a Sublicense.

1.45 “Subsidiary” means an Affiliate of Licensee that is Controlled (as defined in Section 1.1), directly or indirectly, by Licensee.

1.46 “Term” means the term of this Agreement as set forth in Section 10.1.

1.47 “Third Party” means any entity or person other than (i) Harvard or Licensee, or (ii) an Affiliate of Licensee.

1.48 “Third Party Proposed Product” means an actual or potential Licensed Product that is for an application or market segment for which Harvard reasonably believes a Licensed Product is not being actively developed and commercialized by Licensee, its Subsidiaries or any Sublicensee hereunder.

1.49 “Valid Claim” means (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

2.	License.

2.1 License Grant. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee: (a) an exclusive, worldwide, royalty-bearing license under Harvard’s interests in the Patent Rights and a non-exclusive, worldwide, royalty-bearing license to use the Harvard Technology Transfer Materials, in each case, solely to develop, make, have made, offer for sale, sell, have sold and import Licensed Products and Know-How Enabled Products and (b) a non-exclusive, worldwide, royalty-bearing license to use the Discovery Materials solely to develop, make, have made, offer for sale, sell, have sold and import Discovered Products, in each of (a) and (b), solely for use within the Field; provided, however, that:

2.1.1 Harvard retains the right, for itself and for other not-for-profit research organizations and government agencies, to practice the Patent Rights and to use the Harvard Technology Transfer Materials and Discovery Materials within the scope of the license granted above, solely for research, educational and scholarly purposes. Harvard shall not (x) grant any rights to for-profit collaborators that would be inconsistent with the rights granted to Licensee hereunder, or (y) grant any rights to the Patent Rights in the Field under any form of collaboration or sponsored research agreements with any for-profit collaborators or for-profit collaborators affiliated with a for-profit entity. For clarity, Harvard shall not have the right to conduct clinical trials using Licensed Products without the prior written consent of Licensee; and

2.1.2 the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations.

2.2 Global Access.

2.2.1 First Right of Licensee to Sell Licensed Products into Developing Countries. Following [***], Licensee, together with its Subsidiaries and/or Sublicensees, shall have the first right to develop, manufacture, have manufactured, import, have imported, offer for sale, sell, have sold or otherwise distribute or have distributed such Licensed Product or equivalent thereof (e.g., a generic product) to make such Licensed Products generally available at locally-affordable prices in any Developing Country(ies) which are chosen by Licensee and/or its Subsidiaries and Sublicensees in their sole discretion. Sales of such Licensed Products in Developing Country(ies) generally available at locally-affordable prices shall be entitled to the royalty discounts set forth in Section 4.5 of the Agreement.

2.2.2 Step-in Rights for Licensed Products in Developing Countries. At any time after [***] following [***], if Licensee, together with its Subsidiaries and/or Sublicensees, has not chosen to exercise its first rights to make such Licensed Products generally available at locally-affordable prices in accordance with Section 2.2.1 above in any particular Developing Country, Harvard may notify Licensee in writing of a not-for-profit Third Party to whom Harvard would like Licensee to grant a Sublicense under the Patent Rights to develop, manufacture, have manufactured, import, have imported, offer for sale, sell, have sold or otherwise distribute or have distributed such Licensed Product or an equivalent thereof (e.g., a generic product) for use in the Field, solely for sale or other distribution of such Licensed Product or equivalent on a locally-affordable basis in any Developing Countries in which such Licensed Product is not then available on a locally- affordable basis (a “Developing Country Sublicense”). Within [***] after the receipt of such notification from Harvard, Licensee shall either (a) provide a notice to Harvard that reasonably demonstrates how Licensee is already distributing, or intends to distribute (together with a written plan and timeline for so distributing), such Licensed Product in such Developing Country on a locally-affordable basis, or (b) notify Harvard that it wishes to grant the Developing Country Sublicense to such Third Party (in each case, a “Developing Country Compliance Notice”). If Licensee provides Harvard with a Developing Country Compliance Notice, and Harvard approves such Developing Country Compliance Notice (such approval not to be unreasonably withheld, conditioned, or delayed) Licensee (i) shall use Commercially Reasonable Efforts to carry out such distribution plan and provide Harvard with reports in accordance with Section 3.3 showing compliance with such plan, or (ii) shall grant such Developing Country Sublicense to such Third Party within [***] after delivery of such Developing Country Compliance Notice (with a copy of such Developing Country Sublicense delivered to Harvard within [***] upon its execution). To the extent Licensee uses Commercially Reasonable Efforts to carry out such distribution plan reasonably approved by Harvard, or grants such Developing Country Sublicense within the [***] period set forth above, then Harvard shall have no right to grant Third Parties licenses under the Patent Rights to develop, manufacture, have manufactured, import, have imported, offer for sale, sell, have sold or otherwise distribute or have distributed such Licensed Product or equivalent for use, solely for sale or other distribution of such Licensed Product or equivalent on a locally-affordable basis in such Developing Country. If Licensee provides Harvard with a Developing Country Compliance Notice, and Harvard reasonably rejects such Developing Country Compliance Notice or Licensee fails to use Commercially Reasonable Efforts to carry out such distribution plan, then Harvard may [***] to such not-for-profit Third Party to develop, manufacture, have manufactured, import, have imported, offer for sale, sell, have sold or otherwise distribute or have distributed such Licensed Product or an equivalent thereof (e.g., a generic product), in each case solely for sale or other distribution of such Licensed Product or equivalent on a locally-affordable basis in such Developing Country(ies); provided, however, that Harvard may not grant such Third Party any license in or to any of Licensee’s intellectual property.

2.3 Subsidiaries. The license granted to Licensee under Section 2.1(a) and (b) includes the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Subsidiaries, solely on Licensee’s behalf; provided, however, that:

2.3.1 prior to any Subsidiary exercising or performing any of Licensee’s rights or obligations under this Agreement, such Subsidiary (an “Exercising Subsidiary”) shall acknowledge and agree in writing, for the benefit of Harvard, to be bound by the terms and conditions of this Agreement as if it were Licensee hereunder, which writing shall state that Harvard is an intended third party beneficiary of such writing, including without limitation for the purpose of enforcing this Agreement directly against such Subsidiary, and including specific written agreement (a) to indemnify, defend and hold the Indemnitees harmless, and carry insurance, under the same terms as Article 9 of this Agreement, and (b) that the Indemnitees are express third party beneficiaries of such writing; and

2.3.2 no such Subsidiary shall be entitled to grant, directly or indirectly, to any other person any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, the Harvard Technology Transfer Materials or the Discovery Materials, including any right to develop, manufacture, market or sell Licensed Products, Know-How Enabled Products or Discovered Products;

2.3.3 any act or omission taken or made by a Subsidiary of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement, and Licensee shall be responsible for each of its Affiliates complying with all obligations of Licensee under this Agreement (including without limitation all restrictions placed on Licensee herein);

2.3.4 any assumption of rights or obligations by Subsidiaries of Licensee under this Agreement shall not relieve Licensee of any of its obligations under this Agreement; and

2.3.5 any such Subsidiary of Licensee shall represent in writing, for the benefit of Harvard, that such Subsidiary is not in violation of any Applicable Law.

2.4 Sublicenses; Know-How Enabled Licenses; Discovered Product Licenses.

2.4.1 Sublicense Grant. Licensee and any Sublicensee will be entitled to grant Sublicenses to non-Controlled Affiliates and Third Parties under the license granted pursuant to Section 2.1(a) subject to the terms of this Section 2.3. Licensee may not grant any Sublicense to Harvard Technology Transfer Materials, except where one or more Patent Rights are also sublicensed. The license granted under Section 2.1(b) to Discovery Materials shall not be sublicensable except to Third Parties working solely on behalf of Licensee’s and/or its Subsidiaries’ behalf (subject to Section 2.2 with regard to Subsidiaries). Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

2.4.2 Sublicense Agreements. Licensee and any Sublicensee granting through an additional tier shall grant sublicenses pursuant to written agreements negotiated at arms’ length, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.4.2.1 all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

2.4.2.2 a section substantially the same as Article 9 of this Agreement, which also will state that the Indemnitees (as defined in Section 9.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.4.2.3 a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license; and

2.4.2.4 a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.

2.4.3 Delivery of Agreements. Licensee shall furnish Harvard with a fully- executed copy of any Sublicense, Strategic Partnership, Know-How Enabled Product License and Discovered Product License agreement within [***] after its execution. Harvard shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

2.4.4 Breach. Any act or omission by a Sublicensee, Strategic Partner, Know-How Enabled Product Licensee or Discovered Product Licensee that would have constituted a breach of this Agreement had it been an act or omission by Licensee shall constitute a breach of this Agreement. Licensee shall either (a) cure such breach in accordance with Section 10.2.2 of this Agreement or (b) enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof. Notwithstanding the foregoing or the terms of any Sublicense, Licensee shall remain liable to Harvard for all of Licensee’s duties and obligations contained in this Agreement.

2.5 No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

3.	Development and Commercialization.

3.1 Diligence.

3.1.1 General. Licensee shall use Commercially Reasonable Efforts and shall cause its Sublicensees to use Commercially Reasonable Efforts: (a) to develop Royalty-Bearing Products in accordance with the Development Plan; (b) to introduce Royalty-Bearing Products into the commercial market; (c) to market Royalty-Bearing Products following such introduction into the market; and (d) to make Royalty-Bearing Products available at locally-affordable prices in Developing Countries. In addition, Licensee, by itself or through its Subsidiaries or Sublicensees, shall cause each of the Development Milestones to be achieved for Licensed Products within the time periods specified in Exhibit A.

3.2 Adjustments of Development Plan. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones.

3.3 Reporting. Within [***] after the end of each calendar year, Licensee shall deliver to Harvard a Diligence and Annual Report for the prior calendar year in the form attached as Exhibit E, with each section completed in full, and including a summary or its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Royalty- Bearing Products, including: [***]. Each such report must contain a sufficient level of detail for Harvard to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Harvard with a copy of the then current Development Plan.

3.4 Failure to Meet Development Milestone; Opportunity to Cure. If Licensee believes that it will not achieve a Development Milestone, it may notify Harvard in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure [***] (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”). If Licensee so notifies Harvard, but fails to provide Harvard with both an Explanation and Plan, then Licensee will have an additional [***] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such Development Milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement immediately upon written notice to Licensee. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, both of which are acceptable to Harvard in its reasonable discretion, then Exhibit A will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Explanation is not acceptable to Harvard in its reasonable discretion (e.g., Licensee asserts lack of finances or development preference for a non-Royalty-Bearing Product), then Licensee will have an additional [***] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such Development Milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement immediately upon written notice to Licensee. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Plan is not acceptable to Harvard in its reasonable discretion, then Harvard will explain to Licensee why the Plan is not acceptable and provide Licensee with suggestions for an acceptable Plan. Licensee will have one opportunity to provide Harvard with an acceptable Plan within [***], during which time Harvard agrees to work with Licensee in its effort to develop an acceptable Plan. If, within such [***], Licensee provides Harvard with an acceptable Plan, then Exhibit A will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If, within such [***], Licensee fails to provide an acceptable Plan, then Licensee will have an additional [***] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such Development Milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this

Agreement immediately upon written notice to Licensee. For clarity, if Licensee fails to achieve a Development Milestone and does not avail itself of the procedure set forth in this Section 3.4, such failure shall be a material breach that entitles Harvard to proceed under Section 10.2.2.1. Notwithstanding the foregoing, Licensee may make a first one-time only extension payment of [***] to extend all Development Milestones for an additional [***] period and a second one-time only extension payment of [***] to extend all Development Milestones for an additional [***] period.

4.	Consideration for Grant of License.

4.1 License Issuance Fee. As partial consideration for the license granted hereunder to the Patent Rights, Licensee shall pay Harvard a non-refundable license fee of One Hundred Seventy Thousand U.S. Dollars ($170,000), due and payable as follows: (a) Fifty Six Thousand, Six Hundred Sixty Six U.S. Dollars ($56,666) on the First Payment Due Date; (b) Fifty Six Thousand, Six Hundred Sixty Seven U.S. Dollars ($56,667) on the first anniversary of the First Payment Due Date; and (c) Fifty Six Thousand, Six Hundred Sixty Seven U.S. Dollars ($56,667) on the second anniversary of the First Payment Due Date. In the event of termination of this Agreement after the First Payment Date and prior to the payment of the last installment, the remaining amounts to be paid under this Section 4.1 shall be accelerated and become due and payable as of the effective date of termination upon written notice provided by Harvard to Licensee declaring any such remaining amounts due; provided, however, if Licensee provides notification of termination for convenience under the terms of Section 10.2.1 of this Agreement or for Harvard’s breach under the terms of Section 10.2.2 prior to the First Payment Due Date, then the entire obligation to make the payments under this Section 4.1 shall terminate as of the date of such notice and not survive termination.

4.2 Equity.

4.2.1 Issuance. As partial consideration for the license granted hereunder to the Patent Rights and pursuant to a mutually-agreeable stock purchase or subscription agreement, to be negotiated and, if applicable, executed and consummated on the First Payment Due Date, Licensee shall issue to Harvard 227,486 shares of Licensee’s common stock, which represents the quotient obtained by dividing (x) Three Million U.S. Dollars ($3,000,000) by (y) $13.18760, which is the price per share paid by investors purchasing shares of Licensee’s Series A-1 Preferred Stock for cash in the Licensee’s Series A preferred equity financing. The issuance of the Shares by Licensee to Harvard will be subject to and fully conditioned upon Harvard executing a counterpart signature page to each of the following agreements as a “Key Holder” thereunder: the Right of First Refusal and Co-Sale Agreement by and among the Licensee and the other parties thereto (as amended and/or restated from time to time, the “ROFR and Co-Sale Agreement”) and the Voting Agreement by and among the Licensee and the other parties thereto (as amended and/or restated from time to time, the “Voting Agreement”), each dated as of [***], in substantially similar form as provided to Harvard on or before the Effective Date and as may be amended and/or restated from time to time. The Shares shall have the rights and obligations set forth in the then-effective Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) and Bylaws of Licensee. The obligations in this Section 4.2 shall accrue as of the First Payment Due Date; provided, however, if Licensee provides notification of termination for convenience under the terms of Section 10.2.1 of this Agreement or for Harvard’s breach under the terms of Section 10.2.2 prior to the First Payment Due Date, then the entire obligation to issue any equity under this Section 4.2 shall terminate in its entirety automatically and be of no further force or effect as of the date of such notice and not survive termination.

4.2.2 Representations and Warranties. Licensee represents and warrants to Harvard that, upon issuance of the Shares:

4.2.2.1 The price of $13.18760 per share of Series A-1 Preferred Stock is the true and correct price per share of Series A-1 Preferred Stock.

4.2.2.2 the Shares, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.

4.3 Annual License Maintenance Fees. As partial consideration for the license granted hereunder to the Patent Rights, Licensee shall pay Harvard annual license maintenance fee as follows:

4.3.1 [***];

4.3.2 [***];

4.3.3 [***]; and

4.3.4 [***].

Each such fee shall be due and payable on [***]of the calendar year to which such fee applies. Each annual license maintenance fee shall be creditable against any royalty amounts payable under Section 4.5 below with respect to Royalty-Bearing Products sold in the same calendar year that such annual license maintenance fee was due. Annual license maintenance fees under Section 4.3.4 shall also be creditable against any milestone payments due and payable under Section 4.4 in the same calendar year that such annual license maintenance fee was due.

4.4 Milestone Payments.

4.4.1 Licensed Product/Know-How Enabled Product Milestone Payments. Licensee shall pay Harvard the following milestone payments only with respect to the first Licensed Product or Know-How Enabled Product to reach each milestone, regardless of whether such milestone is achieved by Licensee, its Subsidiary, its Sublicensee, its Strategic Partner, its other Affiliates or its Know-How Enabled Product Licensee. If a milestone is achieved as to a Know-How Enabled Product, the milestone payment shall be [***] of the amount set forth in this Section 4.4.1.

4.4.1.1 [***];

4.4.1.2 [***];

4.4.1.3 [***];

4.4.1.4 [***];

4.4.1.5 [***];

4.4.1.6 [***];

4.4.1.7 [***];

4.4.1.8 [***];

4.4.1.9 [***];

4.4.1.10 [***];

4.4.1.11 [***]; and

4.4.1.12 [***].

4.4.2 Discovered Product Milestone Payment. Licensee shall pay Harvard a one-time milestone payment of [***] with respect to each Discovered Product to obtain FDA Marketing Authorization.

4.4.3 Payment. Licensee shall notify Harvard in writing within [***] following the achievement of each milestone described in Section 4.4.1 and 4.4.2, including, with regard to Licensed Products, a list of Harvard Case numbers for all Patent Rights that have Valid Claims covering the Licensed Product and, with regard to Licensed Products and Know-How Enabled Products, a list of Harvard Case numbers for Harvard Technology Transfer Materials that were used in the development of such Licensed Product and/or Know-How Enabled Product to which such milestone relates, and shall make the appropriate milestone payment within [***] after the achievement of such milestone. If Licensee’s equity is publicly traded on an SEC- regulated exchange at the time of achievement of a milestone, then Licensee shall have the right, in its sole discretion, to pay the milestone payment in cash or in publicly-traded securities of Licensee, with such value being determined based on the closing price per share on the date of issuance of such securities to Harvard. If Licensee’s equity is not publicly tradable at the time of achievement of the milestone on an SEC-regulated exchange, then Licensee shall make such milestone payment in cash.

4.4.4 Skipped Milestones. The milestones set forth in Section 4.4.1.1 through 4.4.1.5 are intended to be successive. If a Licensed Product or Know-How Enabled Product is not required to undergo the event associated with a particular milestone for a Licensed Product or Know-How Enabled Product (“Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone (“Achieved Milestone”). Payment for any Skipped Milestone that is owed in accordance with the provisions of this Section 4.4 shall be due within [***] after the achievement of the Achieved Milestone.

4.4.5 Credit Against Future Royalties for Certain Milestone Payments. The milestone payments set forth in Section 4.4.1.4 through Section 4.4.1.10 shall be creditable against any royalty amounts payable under Section 4.5 below with respect to Royalty-Bearing Products sold in the [***] period following the achievement date of the milestone.

4.5 Royalty on Net Sales.

4.5.1 Rates.

4.5.1.1 Licensed Products. Licensee shall pay Harvard an amount equal to the following applicable percentage of Net Sales of Licensed Products for the Licensed Product Royalty Term; provided, however, that with respect to Net Sales attributable to Licensed Products sold in any Developing Country(ies), solely for use in such Developing Country(ies) and not for further sale or use in any Developed Country(ies), Licensee and Harvard will negotiate in good faith on a country-by-country basis a royalty percentage for such Developing Country(ies), keeping in mind anticipated and actual profits in such countries, as well as the degree to which Licensed Products are available on a locally-affordable basis on a Developing-Country-by- Developing-Country basis:

Calendar Year Global Net Sales of Licensed Products	Applicable Rate with respect to such sub- amount of Net Sales
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.5.1.2 Know-How Enabled Products. Licensee shall pay Harvard an amount equal to the following applicable percentage of Net Sales of Know-How Enabled Products for the Non-Covered Royalty Term; provided, however, (i) that with respect to Net Sales attributable to Know-How Enabled Products sold in any Developing Country(ies), solely for use in such Developing Country(ies) and not for further sale or use in any Developed Country(ies), Licensee and Harvard will negotiate in good faith on a country-by-country basis a royalty percentage for such Developing Country(ies) keeping in mind [***] and (ii) with respect [***]. This exception shall not apply to any other Sublicense or Know-How Enabled License for a Know- How Enabled Product.

Calendar Year Global Net Sales of Know-How Enabled Products	Applicable Rate with respect to such sub- amount of Net Sales
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.5.1.3 Discovered Products. Licensee shall pay Harvard an amount equal to [***] of Net Sales of Discovered Products for the Non-Covered Royalty Term.

4.5.2 Third Party Royalty Set-Off. If Licensee obtains a license from a Third Party to an Infringed Patent after arm’s length negotiations, it may offset [***] of any running royalty payments due thereunder with respect to sales of Licensed Products and/or Know-How Enabled Products (as applicable) made after the effective date of such license to the Infringed Patent against the running royalty payments that are due to Harvard with respect to Net Sales of such Licensed Products or Know-How Enabled Products in such country (as applicable); provided that in no event shall the royalty payments to Harvard with respect to such Licensed Products and/or Know-How Enabled Products (as applicable) be reduced by more than [***] of the amount otherwise due. There shall be no Third Party royalty set-off for Discovered Products.

4.5.3 Patent Challenge. If Licensee, its Affiliate, Sublicensee, Strategic Partner, Know-How Enabled Product Licensee or Discovered Product Licensee (“Challenging Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights (a “Challenge Proceeding”), the royalty rates specified in Section 4.5.1 will be doubled with respect to Net Sales of Royalty-Bearing Products that are sold during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party, (a) the royalty rates specified in Section 4.5.1 with respect to Net Sales of Royalty-Bearing Products shall remain at such doubled rate and (b) Licensee shall reimburse Harvard for all expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of the Challenging Party, Licensee will have no right to recoup any royalties paid before or during the pendency of such Challenge Proceeding.

4.6 Non-Royalty Income. Licensee will pay Harvard an amount equal to the following applicable percentage of all Non-Royalty Income, without allocation, offsets or exclusions of any kind except as specifically set forth in the definition of Non-Royalty Income. Licensee will pay Harvard an amount equal to:

(a) [***] of all Non-Royalty Income received by Licensee or its Subsidiaries under Sublicenses, Strategic Partnerships or Know-How Enabled Product Licenses entered into [***];

(b) [***] of all Non-Royalty Income received by Licensee or its Subsidiaries under Sublicenses, Strategic Partnerships or Know-How Enabled Product Licenses entered into [***]; and

(c) [***] all Non-Royalty Income received by Licensee or its Subsidiaries under Sublicenses, Strategic Partnerships or Know-How Enabled Product Licenses entered into [***].

Licensee will not enter into any transaction [***].

4.7 Participation Rights. On or following the First Payment Due Date, if Licensee proposes to sell for bona fide capital raising purposes any equity securities or securities that are convertible into equity securities of Licensee (collectively, “New Securities”), then Harvard and/or its Assignee (as defined below) will have the right to purchase up to that portion of the New Securities issued in each offering of New Securities that equals Harvard’s and its Assignee’s then current, fully-diluted percentage ownership of Licensee on the same terms and conditions as are offered to other holders of the Licensee’s equity securities in each such financing. Licensee shall provide written notice of each issuance of New Securities, including reasonable detail regarding the terms of the financing (each, an “Offer Notice”), and Harvard and/or its Assignee may exercise the participation rights hereunder by notification to Licensee within [***] after the Offer Notice has been provided by the Licensee. The term “Assignee” means (a) [***], or (b) any entity that is controlled by Harvard, is not a competitor of the Licensee, and is reasonably acceptable to Licensee. Subject to the subsequent conditions and provisions, this paragraph shall survive the termination of this Agreement. Notifications to be sent pursuant to this Section 4.7 of this Agreement shall be sent to [***]. Notwithstanding the foregoing, if Licensee provides notification of termination for convenience under the terms of Section 10.2.1 of this Agreement prior to the First Payment Due Date, then the entire obligations under this Section 4.7 shall terminate as of the date of such notice and not survive termination. In addition, notwithstanding the foregoing, in the event that Harvard or any Assignee exercises the participation rights set forth in this Section 4.7 and invests in Licensee, then such Assignee shall become a party to the applicable investment documentation of Licensee and the participation rights in this Section 4.7 shall terminate as of the date of execution of such investment documentation. Notwithstanding anything herein to the contrary, the participation rights herein (i) shall not be applicable to (a) Exempted Securities (as defined in the Certificate of Incorporation), or (b) the issuance of Second Tranche Shares (as defined in the [***]), and (ii) shall terminate in their entirety upon the earlier of (x) immediately prior to the consummation of the Licensee’s first underwritten public offering or (y) the closing of a Deemed Liquidation Event (as defined in the Certificate of Incorporation).

4.8 Additional Information Rights. In addition to the Major Investor information rights described in Section 4.7, Licensee shall provide such information related to this Agreement as reasonably necessary for Harvard to comply with state law for accounting for the value of investments, upon reasonable request by Licensee.

4.9 Complex Consideration. The parties acknowledge and agree (i) that the licenses granted by Harvard to Licensee in the Patent Rights, the Harvard Technology Transfer Materials and the Discovery Materials hereunder will enable Licensee, its Affiliates, Sublicensees and/or Strategic Partners to develop Licensed Products, including Know-How Enabled Products and Discovered Products, and (ii) that in consideration of the rights to practice the Patent Rights and use the Harvard Technology Transfer Materials granted hereunder, the royalty rates, milestone payments and other payments in this Article IV have been structured for Licensee’s convenience in calculating and paying such amounts, and that certain royalty rates and milestone payments incorporate discounts reflecting that certain Licensed Products may be Know-How Enabled Products and/or Discovered Products, but may be based upon, derived from or developed through the practice of the Patent Rights or use of the Harvard Technology Transfer Materials and Discovery Materials, with the intent of compensating Harvard for the fair market value of such rights as determined and agreed upon by the parties hereunder. Licensee agrees that, unless explicitly provided otherwise in this Agreement, it shall not be entitled to a reduction in the royalty rates or milestone payments, even if it does not at all times need or use a license to specific Patent Rights or Harvard Technology Transaction Materials or Discovery Materials, until the end of any payment period set forth in this Article IV.

5.	Reports; Payments; Records.

5.1 Reports and Payments.

5.1.1 Reports. Within [***] after the conclusion of each [***] commencing with the first [***] in which Net Sales are generated or Non- Royalty Income is received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country breakdown) in the form of Exhibit F:

5.1.1.1 the number of units of Royalty Bearing Products sold, leased or otherwise transferred by Invoicing Entities for the applicable [***];

5.1.1.2 the gross amount billed or invoiced for Royalty-Bearing Products sold, leased or otherwise transferred by Invoicing Entities during the applicable [***];

5.1.1.3 with respect to each Licensed Products and Know-How Enabled Products sold or otherwise distributed in any Developing Country on a tiered-pricing schedule, the sale prices of such Licensed Products and Know-How Enabled Products during the applicable [***] and number of units of Licensed Product and Know-How Enabled Products sold at each price;

5.1.1.4 a calculation of Net Sales for the applicable [***], including an itemized listing of allowable deductions;

5.1.1.5 a detailed accounting of all Non-Royalty Income received during the applicable [***];

5.1.1.6 the total amount payable to Harvard in U.S. Dollars on Net Sales and Non-Royalty Income for the applicable [***], together with the exchange rates used for conversion;

5.1.1.7 a list of Harvard Case numbers for all Patent Rights that have Valid Claims covering the Licensed Products; and

5.1.1.8 a list of Harvard Case numbers for Licensed Products and Know-How Enabled Products which use or incorporate Harvard Technology Transfer Information.

Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Harvard for a particular Calendar Quarter, the report shall so state.

5.1.2 Payment. Within [***] after the end of each [***], Licensee shall pay Harvard all amounts due with respect to Net Sales and Non-Royalty Income for the applicable [***].

5.2 Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3 Records. Licensee shall maintain, and shall cause its Subsidiaries and Sublicensees and any other Invoicing Entities to maintain, complete and accurate records of Royalty-Bearing Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Harvard in relation to such Royalty-Bearing Products, and all Non-Royalty Income received by Licensee and its Subsidiaries, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 5.1. Licensee, its Subsidiaries and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [***] after the conclusion of that Calendar Quarter, during which time Harvard will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [***] after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of [***] in any calendar year, Licensee shall reimburse Harvard for all amounts incurred in connection with such audit. Harvard may exercise its rights under this Section 5.3 only once every year per audited entity and only with reasonable prior notice to the audited entity.

5.4 Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [***] and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be [***]. Payment of such interest by Licensee shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.

5.5 Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6 Withholding and Similar Taxes. All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

5.7 [***] Certificate. Upon written request by Harvard, made no more frequently than once per calendar year, an authorized officer of the Licensee shall deliver to Harvard, a certificate certifying that as of the date of delivery, the Licensee [***].

5.8 Material Transactions. In addition to and apart from Licensee’s separate obligations under Section 4.7 above, Licensee shall report to Harvard within [***] following any sale of capital stock of Licensee which represents [***] or more of Licensee’s outstanding stock on a Fully Diluted Basis, which report shall contain the type and aggregate amount of securities sold. Licensee shall report to Harvard any Change of Control within [***] after the closing of such transaction. “Change of Control” shall mean the sale of all or substantially all of the assets of Licensee, or the merger, consolidation or acquisition of Licensee and/or its Subsidiaries with, by or into a Third Party, or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Licensee in one or more related transactions. The foregoing information rights of Harvard shall terminate in their entirety upon the earlier of (x) immediately prior to the consummation of the Licensee’s first underwritten public offering or (y) the closing of a Deemed Liquidation Event (as defined in the Certificate of Incorporation).

6. Patent Filing, Prosecution and Maintenance.

6.1 Control. Harvard will be responsible for the preparation, filing, prosecution, protection, defense and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee. Harvard will: (a) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Licensee an opportunity to review the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings. Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection, defense and maintenance of the Patent Rights, and shall seriously consider such comments and requests; however, final decision-making authority shall vest in Harvard. In particular, and without intending to limit any of Harvard’s rights pursuant to this Agreement, Harvard expressly reserves the right to decline Licensee’s request to file, prosecute, maintain or defend any of the Patent Rights in any Developing Country(ies) unless Licensee demonstrates to Harvard’s reasonable satisfaction that the filing, prosecution, maintenance or defense of such Patent Rights in such Developing Country(ies) would materially increase the locally-affordable availability of Licensed Products or equivalents thereof (e.g., generic products) in those and/or other Developing Country(ies). The provisions of Section 7 notwithstanding, Licensee agrees that Harvard shall hold final decision-making authority, on a case-by-case basis, as to whether Licensee will be permitted to enforce such Patent Rights in such Developing Country(ies). If Harvard determines that Licensee is not permitted to enforce such Patent Rights in such Developing Country(ies) and Harvard has previously agreed to file, prosecute and maintain Patent Rights in said Developing Country(ies), any money Licensee paid Harvard to file, prosecute and maintain Patent Rights in said Developing Country(ies) shall be returned to Licensee by Harvard within [***].

6.2 Expenses. Subject to Section 6.3 below, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard pursuant to this Article 6 within [***] after the date of each invoice from Harvard for such expenses. In addition, within [***] after the Effective Date, Licensee shall reimburse Harvard for all documented, out-of- pocket expenses incurred by Harvard prior to the Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of Patent Rights.

6.3 Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a particular country (“Abandoned Patent Rights”), Licensee shall provide Harvard with prompt written notice of such election. Upon receipt of such notice by Harvard, Licensee shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Harvard of such notice shall be deemed incurred prior to the notice. In the event of Licensee’s abandonment of any Patent Rights, any license granted by Harvard to Licensee hereunder with respect to such Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. Harvard will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties.

6.4 Small Entity Designation. If Licensee, its Subsidiaries any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the Term ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity”) or the patent office of any other country, Licensee shall so notify Harvard immediately, in order to enable Harvard to comply with regulations regarding payment of fees with respect to Patent Rights.

6.5 Marking. Licensee shall, and shall cause its Subsidiaries and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

7. Enforcement of Patent Rights.

7.1 Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products in the Field (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2 Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. No later than [***] before Licensee commences an action with respect to any Infringement, Licensee shall provide Harvard with evidence of a meritorious nature (i.e. evidence that shows a reasonable likelihood of success on the merits) that it is using as a basis for bringing the claim of Infringement and shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue, especially with regard to the locally-affordable availability of Licensed Products or equivalents thereof, e.g., generic products, in Developing Countries. Should Licensee elect to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee’s license to a Valid Claim in the suit terminates, Harvard may elect to take control of the action pursuant to Section 7.3. In all cases, Licensee shall hold Harvard free, clear and harmless from and against any and all expenses, including reasonable attorneys’ fees, incurred by Harvard with respect to the prosecution, adjudication and/or settlement of such Infringement suit, including any related appeals (“Litigation Expenses”). Licensee shall reimburse any and all such Litigation Expenses incurred by Harvard within [***] after receiving an invoice (including a copy of detailed time and expense entries from attorneys) from Harvard for the same. Licensee shall not compromise or settle such litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld or delayed. For clarity, Harvard’s consent shall not be deemed to have been unreasonably withheld or conditioned if there is a substantial adverse effect to the public interest in removing a product from the market as a result of such compromise or settlement. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount of such funds equal to the Non-Royalty Income percentage then applicable to the Licensed Product that is the subject of such action and the remainder of such funds shall be retained by Licensee.

7.3 Suit by Harvard. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [***] after receipt of notice to Licensee by Harvard of the existence of an Infringement, Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard and Licensee, such approval not to be unreasonably withheld. Any and all expenses, including reasonable attorneys’ fees, incurred by Licensee with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Harvard and Harvard shall hold Licensee free, clear and harmless from and against any and all such expenses. Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Harvard exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount of such funds equal to the Non-Royalty Income percentage then applicable to the Licensed Product that is the subject of such action and the remainder of such funds shall be retained by Harvard.

7.4 Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement; provided that, Licensee shall pay for one separate counsel for Harvard if representation of both Licensee and Harvard by counsel retained by Licensee in such enforcement action would be inappropriate because of actual or potential differences in the interests of Harvard and any other party represented by such counsel.

7.5 Cooperation. Each party agrees to reasonably cooperate in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.6 Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Subsidiaries or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Harvard in writing and Harvard may elect, upon written notice to Licensee within thirty (30) days after Harvard receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

8. Warranties; Limitation of Liability.

8.1 Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Subsidiaries and Sublicensees comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Royalty-Bearing Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Subsidiaries and Sublicensees, that it shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Subsidiaries to comply with (and will contractually obligate its Sublicensees to comply with), all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Subsidiaries or Sublicensees, and that it will indemnify, defend, and hold Harvard harmless (in accordance with Section 9.1) for the consequences of any such violation.

8.2 No Warranty.

8.2.1 NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY HARVARD THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

8.2.2 HARVARD MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS, THE HARVARD TECHNOLOGY TRANSFER MATERIALS OR THE DISCOVERY MATERIALS. HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR USE OF THE HARVARD TECHNOLOGY TRANSFER MATERIALS OR THE DISCOVERY MATERIALS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY ROYALTY-BEARING PRODUCT OR THAT THE PRACTICE OF ANY PATENT RIGHTS, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

8.2.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3 Limitation of Liability.

8.3.1 Except with respect to matters for which Licensee is obligated to indemnify Harvard under Article 9, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.3.2 Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Harvard under this Agreement.

9. Indemnification and Insurance.

9.1 Indemnity.

9.1.1 Licensee shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, fellows, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation), based upon, arising out of, or otherwise relating to any Third Party claim related this Agreement or any Sublicense, including any cause of action relating to product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”).

9.1.2 Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.2 Insurance.

9.2.1 Beginning at the time any Royalty-Bearing Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by a Subsidiary, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] and [***] and naming the Indemnitees as additional insureds. During clinical trials of any such Royalty-Bearing Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance [***], naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2 If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 [***] such self-insurance program must be acceptable to Harvard [***]. The minimum amounts of insurance coverage required under this Section 9.2 shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

9.2.3 Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such [***] period, Harvard shall have the right to terminate this Agreement effective at the end of such [***] period without notice or any additional waiting periods.

9.2.4 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Royalty-Bearing Product is being commercially distributed or sold by Licensee, or a Subsidiary, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than [***].

10. Term and Termination.

10.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the Licensed Product Royalty Term or the Non-Covered Royalty Term, whichever is later (the “Term”).

10.2 Termination.

10.2.1 Termination Without Cause. Licensee may terminate this Agreement at any time with our without cause or reason upon [***] prior written notice to Harvard.

10.2.2 Termination for Default.

10.2.2.1 In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [***] after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. In the event that one party gives notice of a material breach pursuant to this Section 10.2.2.1 to the other party, Harvard’s [***] and Licensee’s [***] shall negotiate in good faith to resolve such dispute within such [***] period.

10.2.2.2 If Licensee defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Harvard may terminate this Agreement immediately without notice or additional waiting period.

10.2.2.3 Harvard shall be entitled to terminate this Agreement in accordance with the provisions of Section 3.4.

10.2.3 Bankruptcy. Harvard may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within [***], or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.3 Effect of Termination.

10.3.1 Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 10.2: (a) the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights and Harvard Technology Transfer Materials and Discovery Materials will revert to Harvard and neither Licensee nor its Subsidiaries may make any further use or exploitation of the Patent Rights; and (b) any existing agreements that contain a Sublicense to practice the Patent Rights shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Licensee such that Licensee would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from Harvard. Harvard agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement. Further, if after the effective date of any termination of this Agreement Licensee or its Affiliate or Sublicensee sells any Know-How Enabled Products or Discovered Products, then (a) for the remaining duration of any Non-Covered Royalty Term applicable to any such Know-How Enabled Product or Discovered Product, Licensee shall pay the applicable milestone payments set forth in Section 4.4, the royalty payments set forth in Section 4.5, payments under Section 4.6 with respect to any Sublicense or Strategic Partnership that survived (in whole or in part) the termination of this Agreement and with respect to any Know-How Enabled Product License, and provide reports and audit rights to Harvard pursuant to Article 5, and maintain insurance in accordance with the requirements of Section 9.2 with respect to such sales of such Know-How Enabled Products and/or Discovered Products.

10.3.2 Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 10.2), Licensee, its Subsidiaries and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Harvard in accordance with Article 4, provide reports and audit rights to Harvard pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2. The parties agree that the obligations in Section 4.1 (Licensee Issuance Fee) and Section 4.2 (Equity) shall accrue as of the First Payment Due Date and Section 6.2 (Patent Expenses) will accrue immediately upon execution of this Agreement by both parties, regardless of the events, invoice and payment timing details set forth therein.

10.3.3 Regulatory Filings. Licensee shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Licensed Products in any such country. Licensee shall solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that in the event Licensee terminates this Agreement pursuant to Section 10.2.1 or Harvard terminates this Agreement pursuant to any of the provisions of Section 10.2, Licensee shall promptly provide Harvard with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Licensee and its Subsidiaries with any Regulatory Authority in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products. Harvard shall be entitled to freely use and to grant others the right to use all such materials and documents delivered pursuant to this Section 10.3.3.

10.4 Survival. The parties’ respective rights, obligations and duties under [***], as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, [***]. Further, [***].

11. Confidentiality.

11.1 Confidential Information. Except as provided herein, Harvard shall maintain under obligations of confidentiality, and shall not use for any purpose or disclose to any third party (except as set forth below) Confidential Information. “Confidential Information” means information disclosed by Licensee in accordance with Sections 2.3.2 (Sublicense agreements), 3.3 (Reporting) and 5.1 (income reports) and any information and reports generated in accordance with Section 5.3 (Records); provided that Confidential Information shall not include any information that is: (i) already known to Harvard at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of Harvard, or (iii) disclosed to Harvard by a third party under no obligation of confidentiality to Licensee with respect to such information or (iv) independently developed by Harvard without reliance on the information disclosed by Licensee. Notwithstanding the above, (a) Harvard may [***]; and (b) Harvard may disclose Confidential Information to (x) its employees on a need- to-know basis and on condition that such employees abide by the obligations set forth in this Section 11.1 and (y) in confidence, to lawyers, accountants and financial advisors.

11.2 Permitted Usage. Notwithstanding the provisions of Section 11.1 above, Harvard may use or disclose Confidential Information to the extent necessary to exercise their rights hereunder or fulfill their obligations and/or duties hereunder and in filing for, prosecuting or maintaining any proprietary rights, prosecuting or defending litigation, complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities; provided that if Harvard is required by law to make any public disclosures of Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to Licensee of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

12.	Miscellaneous.

12.1 Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

12.2 No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.2 shall be null and void and of no legal effect.

12.3 Use of Name. Except as provided below, Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “Harvard” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or any Harvard school, unit, division or affiliate for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard. This restriction shall not apply to any information required to be disclosed to any governmental entity or under any stock exchange rule (but shall not include any voluntary disclosure to the Securities and Exchange Commission for the registration of any securities, which shall be subject to Harvard’s consent to use of name).

12.4 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

12.5 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by email (if the sender retains evidence of successful transmission and if the sender promptly sends the original by ordinary mail), expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 12.5:

If to Licensee (other than invoices):	[***]

If to Licensee (invoices only):	Tectonic Therapeutic, Inc. [***]

If to Harvard:	[***]

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by email, on the date sent; (c) by certified mail, as evidenced by the return receipt. If notice is sent by email, a confirming copy of the same shall be sent by mail to the same address.

12.6 Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

12.7 No Other Promises and Agreements; Representation by Counsel. Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing this Agreement except those explicitly set forth herein, and that Licensee is not relying upon any statement or representation of Harvard or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in Agreement.

12.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.9 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.10 Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

12.11 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.12 No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

12.13 Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that, [***] Licensee may, without such consent of Harvard, assign this Agreement in its entirety and the rights, obligations and interests of such party to any Third Party purchaser of all or substantially all of its assets or all of its equity, or to any Third Party successor entity resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any purported assignment or transfer in violation of the foregoing shall be null and void and of no force and effect.

12.14 Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses Commercially Reasonable Efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.15 Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

12.16 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		Tectonic Therapeutic, Inc.

By:	[***]	By:	[***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Exhibit A

Development Milestones

[***]

Exhibit B

Development Plan

[***]

Annex 2

Development Plan

[***]

Exhibit C

Harvard Technology Transfer Materials

[***]

Exhibit D

Patent Rights

[***]

Exhibit E

Diligence and Annual Report

[***]

Exhibit F

Form of Financial Reports

[***]